Exhibit 10.1

WORKDAY, INC.

OMNIBUS BONUS PLAN

1.Purpose

Workday, Inc. (the “Company”) adopted this Omnibus Bonus Plan (this “Plan”) to motivate and reward eligible employees for their contributions toward the achievement of certain Performance Goals (as defined below). This Plan is effective as of March 3, 2023, the date adopted by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”).

2.Eligibility

Employees of the Company or one of its wholly owned subsidiaries shall be eligible to participate in this Plan, provided such employee:

(a)has not been excluded from participation under this Plan by the Committee (as defined below) in its sole and absolute discretion;

(b)is a regular employee of the Company or one of its wholly owned subsidiaries (unless determined otherwise by the Committee) that is working either full-time or part-time;

(c)commenced employment with the Company or one of its wholly owned subsidiaries as of the date or dates specified by the Company from time to time;

(d)is not eligible for any other bonus, commission, sales compensation or other variable compensation or incentive plan (unless otherwise determined by the Committee); and

(e)is actively employed on the date the Award is paid (unless determined otherwise by the Committee).

An employee eligible to participate in this Plan pursuant to this section is referred to herein as a “Participant”, and all Participants are collectively referred to as “Participants”. Unless determined otherwise by the Committee, this Plan excludes contractors and persons who are not expressly classified by the Company as “regular” employees, including but not limited to, interns, co-op workers, temporary employees or leased or agency employees.

3.Performance Periods

Performance Periods shall be established by the Committee from time to time. The Committee may establish multiple Performance Periods, concurrent or overlapping Performance Periods, and Performance Periods that differ from Participant to Participant, from Performance Goal to Performance Goal, and from Award to Award. For purposes of this Plan, a “Performance Period” means the period of time determined by the Committee, which may be, but is not required to be, based on the Company’s fiscal year, and may be comprised of multiple fiscal years or any other period longer or shorter than one fiscal year, as determined by the Committee, in its sole discretion.

4.Performance Goals

Performance Goals shall be established by the Committee from time to time. The Committee may establish multiple Performance Goals, concurrent or overlapping Performance Goals, and Performance Goals that differ from Participant to Participant, from Performance Period to Performance Period, and from Award to Award. The Committee may designate a minimum performance threshold of the applicable Performance Goal related to a Performance Period for Awards to be earned and paid. The Committee may measure and determine achievement of a Performance Goal at such time or times it determines, including during or following completion of the applicable Performance Period (such determination, the “Certification”). For purposes of this Plan, a “Performance Goal” means a goal applicable to an Award, to be achieved within the related Performance Period(s), including but not limited to Company performance goals and individual performance goals, which may include one or more of the following criteria and any adjustment(s) thereto, without limitation: (a) profit before tax; (b) billings; (c) revenue; (d) net revenue; (e) earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings, stock-based compensation expenses, depreciation and amortization); (f) operating income; (g) operating margin; (h) operating profit; (i) controllable operating profit, or net operating profit; (j) net profit; (k) gross margin; (l) operating expenses or operating expenses as a percentage of revenue; (m) net income; (n) earnings per share; (o) total stockholder return or relative stockholder return; (p) market share; (q) return on assets or net assets; (r) the Company’s stock price; (s) growth in stockholder value relative to a pre-determined index; (t) return on equity; (u) return on invested capital; (v) cash flow (including free cash flow or operating cash flows) or cash flow margins; (w) cash conversion cycle; (x) economic value added; (y) individual confidential business objectives; (z) contract awards or backlog; (aa) overhead or other expense reduction; (bb) credit rating; (cc) strategic plan development and implementation; (dd) succession plan development and implementation; (ee) improvement in workforce diversity; (ff) customer indicators; (gg) sustainability measures; (hh) new product invention or innovation; (ii) attainment of research and development milestones; (jj) improvements in productivity; (kk) bookings; (ll) attainment of objective operating goals and employee metrics; (mm) completion of an identified special project, joint venture or other corporate transaction; (nn) employee satisfaction and/or retention; and (oo) any other metric as determined by the Committee. Awards issued to Participants may take into account other factors (including subjective factors).

Any criteria used for a Performance Goal may be measured, as applicable, (a) in absolute terms, (b) in relative terms (including, but not limited to, any increase (or decrease) over the passage of time and/or any measurement against other companies or financial or business or stock index metrics particular to the Company), (c) on a per share and/or share per capita basis, (d) against the performance of the Company as a whole or against any affiliate(s), or a particular segment(s), a business unit(s) or a product(s) of the Company or individual project company, (e) on a pre-tax or after-tax basis, and/or (f) using an actual foreign exchange rate or on a foreign exchange neutral basis.

5.Calculation of Awards

(a)Target and Actual Awards. The Committee will establish a framework for calculating an Award utilizing a Participant’s individual incentive target (which may be, but is not required to be, based on the Participant’s annualized base salary) for each Performance Period and the Performance Goal(s) to be met during such Performance Period(s). Following the Committee’s Certification, the Committee or its designee will determine the amount payable to a Participant under an Award, which actual award (if any) payable to a Participant for a Performance Period may be increased or decreased based on Company performance, individual performance, extraordinary events, or on the basis of any such other factors the Committee or its designee deems relevant, and may be below, at, or above the target Award (as so determined, such actual award and, generally, together with target awards, “Awards”). The Committee or its designee reserves the right, in its sole discretion, to increase, reduce, or eliminate the amount of an Award otherwise payable to a Participant with respect to any Performance Period on the basis of such factors as it deems relevant, and will not be required to establish any allocation or weighting with respect to the factors it considers.

Except as otherwise required by applicable law or as determined by the Committee, base salary shall not include salary paid during any personal, unqualified, or unprotected paid leave of absence or any variable forms of compensation including, but not limited to, overtime, on-call pay, lead premiums, shift differentials, bonuses, incentive compensation, commissions, stock options, restricted stock units, restricted stock, stock appreciation rights, or expense allowances or reimbursements. Determination of a Participant’s base salary for purposes of this Plan shall be made by the Committee, in its sole and absolute discretion. Nothing in this Plan, or arising as a result of a Participant’s participation in this Plan, shall prevent the Company from changing a Participant’s base salary or individual target at any time based on such factors as the Company shall in its discretion determine appropriate.

(b)Proration. Awards may be pro-rated on any basis determined appropriate in the Committee’s sole discretion, including, but not limited to, in connection with an employee who (i) commences employment mid-Performance Period, (ii) transfers to or from a position not covered by this Plan and instead covered by another bonus, commission, sales compensation, or other incentive plan, (iii) is employed on a part-time basis, (iv) is terminated and rehired during a Performance Period, (vi) is on a personal, unqualified, or unprotected leave of absence, or (vii) experiences a base salary or hourly rate adjustment or promotion.

6.Payment of Awards

(a)Conditions of Payment. Unless otherwise determined by the Committee, a Participant must be actively employed with the Company on the date the Award is paid. The Committee may make exceptions to this requirement in the case of retirement, death, or disability, or under other circumstances, as determined by the Committee in its sole discretion. Subject to applicable law, the Committee may determine or establish rules regarding whether employees on a leave of absence remain eligible under this Plan, and the terms of such participation, pursuant to applicable law.

(b)Form of Payment. Each Award generally will be paid in cash (or its equivalent) in the Participant’s base salary type of currency in effect on the date of payment, unless otherwise determined by the Committee, which may be in a single lump sum or in multiple payments. The Committee may in its sole discretion, pay, or offer Participants the opportunity to receive payment with respect to, an Award with a grant of an equity award under the Company’s then-current equity compensation plan, which equity award may have such terms and conditions, including vesting, as the Committee determines in its sole discretion.

(c)Timing of Payment. Payment of any cash shall be made through the normal applicable country payroll and any equity awards shall be granted within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Award subject to compliance with the Company’s insider trading policies. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the Committee waives the requirement that a Participant must be employed on the date the Award is to be paid, payout or grant shall occur (and for any equity awards, subject to the Company’s insider trading policies) no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such Award is earned or (ii) the end of the calendar year in which such Award is earned, or shall otherwise be structured to comply with, or be exempt from, Code Section 409A.

(d)Restriction on Payment. Notwithstanding anything to the contrary set forth in this Plan, no Award shall be made to any Participant unless such Award is in compliance with applicable law, and for any equity awards issued in settlement of an Award, unless such equity award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Company’s shares may then be listed or quoted.

7.Administration

This Plan shall be administered by the Compensation Committee, unless another committee of the Board or an executive officer of the Company is designated by the Board (as applicable, the “Committee”). The Committee shall have the discretionary authority to interpret the provisions of this Plan, including all decisions on eligibility to participate, the establishment of Performance Periods, the establishment of Performance Goals, the amount of Awards payable under this Plan, the payment of Awards, and the adoption of such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Participants who are foreign nationals or perform services outside of the United States. The Committee shall also have the discretionary authority to establish rules under this Plan so long as such rules do not explicitly conflict with the terms of this Plan and any such rules shall constitute part of this Plan. The decisions of the Committee shall be final and binding on all parties making claims under this Plan. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under this Plan to one or more directors and/or officers of the Company, which powers and authority may be further delegated, provided that all determinations with respect to (i) the Company’s executive officers and (ii) the establishment of any overall corporate goals, their achievement, and the resulting funding of the Plan as it relates to the corporate goals shall be made by the Compensation Committee or the Board.

8.General

(a)Tax Withholding. The Company shall have the right to deduct from all Awards any applicable taxes, and any other deductions, required to be withheld with respect to such payments. The Company also may withhold such amounts from any other amount payable by the Company or any subsidiary or affiliate to the Participant, subject to compliance with applicable laws.

(b)Clawback or Recoupment. All Awards paid pursuant to this Plan shall be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of a Participant’s employment or other service with the Company that is applicable to such Participant, and in addition to any other remedies available under such policy and applicable law, may require forfeiture of earned Awards and the recoupment of any Awards paid pursuant to this Plan.

(c)No Effect on Employment; Unfunded Liability. Nothing in this Plan shall confer on any Participant the right to continued employment with the Company or any of its subsidiaries or affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities. Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(d)Voluntary Plan; Provisions Applicable to Participants Outside of the United States. This Plan is established voluntarily by the Company, is non-binding, and may be modified, amended, suspended or terminated by the Company at any time. The existence of this Plan will not create a right to employment or be interpreted as forming an employment or services contract with the Company, the employee’s employer or any parent or subsidiary or affiliate. Participation under this Plan is not intended to replace any pension rights or compensation. Payments under this Plan will be subject to reduction for all social security, and similar, contributions required by applicable law. The Committee may modify the terms of this Plan for Participants located outside of the United States as required by, or made desirable by, local laws, regulations, or practices or as deemed appropriate by the Committee.

(e)Awards Nontransferable. A Participant’s rights and interests under this Plan, including any Award previously made to such Participant or any amounts payable under this Plan, may not be sold, assigned, pledged, transferred, or otherwise alienated or hypothecated except, in the event of a Participant’s death, to a designated beneficiary as provided in this Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(f)Company Successors. All obligations of the Company under this Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

(g)Indemnification. Each person who is or will have been a member of the Committee will be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit, or proceeding to which such person may be a party or in which they may be involved by reason of any action taken or failure to act under the Plan or any Award, and (ii) from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against them, provided he or she will give the Company an opportunity, at its own expense, to handle and defend the same before they undertake to handle and defend it on their own behalf. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

(h)Section 409A. It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt. The Company and each Participant will work together in good faith to consider amendments to this Plan or revisions to this Plan with respect to the payment of any Awards under this Plan, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A. Each Participant acknowledges and agrees that the Company and its subsidiaries and affiliates make no representations with respect to the application of Code Section 409A to any Award and other tax consequences to any payments under this Plan and, by the acceptance of any Award, the Participant agrees to accept the potential application of Code Section 409A and the other tax consequences of any payments made pursuant to this Plan. For purposes of this Plan, reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(i)Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(j)Governing Law. The Plan and all awards will be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(k)Amendments and Termination. The Committee may at any time, or from time to time, amend, or suspend and, if suspended, reinstate, this Plan in whole or in part, provided such termination or suspension shall not affect the payment of any Awards previously earned and accrued under this Plan prior to the date of the termination or suspension; provided that notwithstanding the foregoing, any adjustment by the Committee for one-time items, unbudgeted or unexpected items, acquisition-related activities, any significant impacts due to the adoption of new accounting guidance, or changes in applicable accounting rules when determining whether the Performance Goals have been met will not be deemed to be an alteration or impairment of the rights or obligations under any Award theretofore earned by any Participant. Amendment of this Plan shall be subject to the approval of the Company’s stockholders solely to the extent required to comply with applicable laws or regulations, as determined by the Committee.